NEWS RELEASE

Cliffs Natural Resources Inc. Announces Amended Definitive Agreement to Acquire Freewest Resources
Canada Inc.

Freewest Board Unanimously Supports and Recommends All Freewest Shareholders Accept Cliffs’ Amended Offer of CAD$0.90 Per Share

CLEVELAND – Dec. 3, 2009 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today announced that it has amended the terms of the definitive agreement disclosed on Nov. 23, 2009, to acquire Montreal-based Freewest Resources Canada Inc. (TSX-V: FWR).

Under the terms of the amended agreement, each Freewest shareholder will now receive CAD$0.90 per share of fixed consideration exclusively in the form of Cliffs Natural Resources common stock. The fraction of a Cliffs share to be issued per Freewest share is variable and will be determined based on the volume weighted average price of Cliffs shares for the five trading days ending on the third trading day before the effective date of the transaction. Freewest has provided additional information on the transaction in a press release issued today

"“Our revised offer provides superior and immediate value, liquidity and certainty for Freewest shareholders,” said Joseph Carrabba, president, chairman and CEO of Cliffs, “Cliffs has the experience and financial resources necessary to bring these world-class deposits into production. This offer gives Freewest shareholders the option to monetize their investment through a stable, liquid currency or to participate in the continued growth of Cliffs – a global mining company with a strong balance sheet and more than 160 years of experience building and operating mines.”

“It is important for Freewest shareholders to know that as a result of our involvement over the past year, Cliffs has a thorough technical understanding of the chromite assets in the Ring of Fire. Cliffs firmly believes that Freewest’s chromite properties provide sufficient size and scale, on their own, for the development of a world-class chromite mine. ” added Mr. Carrabba.

Cliffs currently owns approximately 12.4% of Freewest Resources. Freewest’s Board unanimously supports the amended definitive agreement and recommends that all shareholders accept Cliffs’ offer. This recommendation is also supported by a Fairness Opinion from Freewest’s financial advisor. The transaction is expected to close in the first quarter of 2010, subject to a number of customary conditions including approval by Freewest shareholders and consent of the court.

To be added to Cliffs Natural Resources e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.
Cliffs Natural Resources (NYSE: CLF) (Paris: CLF) is an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The South American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although we believe that our forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including the inability to close the proposed transaction as a result of competing acquisition proposals, the inability to obtain necessary court approvals for the acquisition and the failure to receive the necessary affirmative vote of Freewest shareholders. Other factors that could impact actual results include the following: demand for ferrochrome by global integrated steel producers; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of rail and float capacity; availability and cost of capital; ability to maintain adequate liquidity and to access capital markets; events or circumstances that could impair or adversely impact the viability and carrying value of the Freewest assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation, including failure to receive or maintain required environmental permits; problems with productivity, third-party contractors, labor disputes, disputes with indigenous tribes in the area, weather conditions, fluctuations in ore grade and changes in other cost factors, including energy costs and transportation.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
steve.baisden@cliffsnr.com

Christine Dresch
Manager – Corporate Communications
(216) 694-4052
christine.dresch@cliffsnr.com